Exhibit 5.5

Watkins Ludlam Winter & Stennis, P.A.

A T T O R N E Y S    A T    L A W

Tel (601) 949-4900 Fax (601) 949-4804 www.watkinsludlam.com
633 North State Street (39202) Post Office Box 427 Jackson, Mississippi 39205-0427 MEMBER: MERITAS LAW FIRMS WORLDWIDE

January 9, 2004

American Towers, Inc.

116 Huntington Avenue

Boston, Massachusetts 02116

Re: MHB Tower Rentals of America, LLC/State of Mississippi

Ladies and Gentlemen:

We have acted as special Mississippi counsel to American Towers, Inc., a Delaware corporation (“American Towers”) and its subsidiary, MHB Tower Rentals of America, LLC, a Mississippi limited liability company, formerly known as Communisite Tower Rentals of America, L.L.C. (“MHB Tower Rentals”) in connection with the offer to exchange up to $400,000,000 aggregate principal amount at maturity of American Towers’ 7.25% Senior Subordinated Notes due 2011 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $400,000,000 aggregate principal amount at maturity of American Towers’ outstanding 7.25% Senior Subordinated Notes due 2011, which have not been registered under the Securities Act (the “Original Notes”). The Original Notes were issued by American Tower and are guaranteed by the Guarantors under an Indenture dated as of November 18, 2003 (the “Indenture”) between American Towers, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The Exchange Notes will be issued by American Towers and guaranteed (each a “Guarantee” and collectively, the “Guarantees”) by the Guarantors under the Indenture. The Exchange Notes are to be offered and exchanged for the Original Notes in the manner described in the Registration Statement. All terms not otherwise defined herein shall have the meanings set forth in the Indenture.

We have been retained by American Towers and MHB Tower Rentals solely for the purpose of rendering the opinions expressed below and did not participate in the negotiation of the Indenture or any of the documents referenced therein or given in connection therewith. Accordingly, our opinion is based solely on our review of the following documents and such rules of law as we have deemed necessary to give this opinion, (the following documents are hereinafter collectively referred to as the “Documents”):

American Towers, Inc.

January 9, 2004

(a) Certificate of Existence/Authority for MHB Tower Rentals issued by the Mississippi Secretary of State on December 10, 2003;

(b) Certificate of MHB Tower Rentals, dated January 9, 2004;

(c) Certificate of Formation for MHB Tower Rentals filed with the Mississippi Secretary of State on January 25, 1999; and

(d) Amended and Restated Limited Liability Company Agreement for MHB Tower Rentals effective as of May 1, 2001.

We are members of the Mississippi State Bar, do not purport to be experts on or generally familiar with or qualified to express opinions based on the laws of any states other than the State of Mississippi. We express no opinion herein concerning any laws other than the laws of the State of Mississippi (the “State”).

We have assumed, with your permission the following:

1.    The genuineness of all signatures on and the authenticity of all documents submitted to us as originals.

2.    The conformity to original documents of documents submitted to us as certified or photostatic copies.

3.    ATC South LLC is the sole member of MHB Tower Rentals.

4.    American Towers is the sole member of ATC South LLC.

5.    American Towers Corporation (“ATC”) is the sole shareholder of American Towers.

6.    ATC, as the sole shareholder of American Towers, American Towers, as the sole member and manager of ATC South LLC, and ATC South LLC, as the sole member of MHB Tower Rentals, are each validly existing under the laws of the state of their formation and are each duly authorized to execute the Documents and the Guarantee for and on behalf of MHB Tower Rentals.

Based on the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations set forth in this opinion, we are of the opinion that:

American Towers, Inc.

January 9, 2004

1.    MHB Tower Rentals is a Mississippi limited liability company, is validly existing under the laws of the State, with full power and authority to execute, deliver and perform the Guarantee.

2.    The execution, delivery and performance of the Guarantee by MHB Tower Rentals has been duly authorized by all necessary limited liability company action on the part of MHB Tower Rentals.

3.    The execution and delivery by MHB Tower Rentals of the Guarantee and the performance by MHB Tower Rentals of its obligations thereunder do not require the consent, approval, authorization or other order of, or registration or filing, with any court, regulatory body, administrative agency or other governmental agency or body in the State, except as may be required under the securities laws of the State.

The opinions expressed in this letter are given solely for the benefit of the addressee hereto and their counsel, Palmer & Dodge LLP, in connection with the transactions referred to herein and may not be quoted or relied on by, nor may copies be delivered to, any other person or used for any other purpose or any other transaction, without our prior written consent.

The opinions expressed in this letter are rendered as of the date hereof and are based on statutory and case law in effect as of the date hereof. We undertake no obligation to advise you of any change in any matters herein, whether legal or factual, after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

WATKINS LUDLAM WINTER & STENNIS, P.A. Jackson, Mississippi

By:	/s/ AILEEN S. MCNEILL
Aileen S. McNeill, Shareholder